UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 1, 2019

Date of Report (Date of earliest event reported)

Adverum Biotechnologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36579	20-5258327
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1035 O’Brien Drive

Menlo Park, CA 94025

(Address of principal executive offices, including zip code)

(650) 272-6269

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ADVM	Nasdaq Global Market

Item 1.01	Entry into a Material Definitive Agreement

On May 1, 2019, Adverum Biotechnologies, Inc. (the “Company”) entered into a cooperation agreement (the “Agreement”) with The Sonic Fund II, L.P. and Lawrence Kam (together, “Sonic”). In connection with the negotiation of the Agreement, the Company and Sonic worked together to identify and appoint to the Board of Directors of the Company (the “Board”) three mutually acceptable candidates. Pursuant to the Agreement, the Company agreed:

•

to increase the size of the Board, appoint new directors to the Board and its committees, and to appoint Patrick Machado as Chair of the Board, each as described in Item 5.02 of this Current Report on Form 8-K;

•

Provided that each of James Scopa (the “Class II Designee”) and Mark Lupher (the “Class III Designee”) continues to be able and willing to serve on the Board and continues to be a Qualified Director (as defined in the Agreement), to cause the Board to nominate and recommend him for election as a director at the annual meeting of stockholders coinciding with the end of his first term, and otherwise to use its reasonable best efforts to cause him to be re-elected at such meeting; and

•

if the Class II Designee or Class III Designee or a Replacement Designee (as defined below) is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason (including as the result of a failure to receive the requisite number of votes at an applicable annual meeting of stockholders) prior to the 2021 annual meeting of stockholders, and at such time Sonic beneficially owns a “net long position” of at least 2% of the then outstanding shares of common stock of the Company, then Sonic and the Company will cooperate in good faith to select, and the Board will appoint, a Qualified Director acceptable to the Company and Sonic (a “Replacement Designee”) to serve as a director of the Company for the remainder of such former director’s term.

Sonic has agreed to certain customary standstill provisions, and the Company and Sonic have agreed to customary non-disparagement provisions, that would be in effect until 11:59 p.m., Pacific Time, on the date that is 30 days prior to the deadline established pursuant to the Company’s Bylaws for stockholders to deliver notice to the Company of non-proxy access director nominations to be brought before the 2021 annual meeting of stockholders of the Company. Sonic has also agreed to vote all shares of common stock of the Company that it or certain of its affiliates have the right to vote in favor of the election of directors nominated and recommended by the Board for election at the 2019 annual meeting of stockholders.

A copy of the Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.1 and incorporated by reference herein. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2019, upon recommendation of the Board’s Nominating and Corporate Governance Committee (the “NCG Committee”), the Board:

•	Increased the authorized number of directors to nine, and set the authorized number of directors of each class of the Board at three;

•	Appointed Mr. Scopa as a Class II director, with a term expiring at the 2019 annual meeting of stockholders;

•	Appointed Dr. Lupher as a Class III director, with a term expiring at the 2020 annual meeting of stockholders;

•	Appointed Rekha Hemrajani as a Class I director, with a term expiring at the 2021 annual meeting of stockholders;

•	Appointed Mr. Scopa to the Compensation Committee of the Board and Dr. Lupher to the NCG Committee; and

•	Appointed Mr. Machado as Chair of the Board.

Concurrently, Paul Cleveland, who previously served as Chair of the Board, resigned from the Board, effective immediately. Mr. Cleveland’s resignation did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Board wishes to thank Mr. Cleveland for his many years of service to the Company.

It is anticipated that Ms. Hemrajani and Mr. Scopa will be appointed to the Audit Committee of the Board at a later time.

Each of the foregoing new directors will participate in the Company’s standard compensation program for non-employee directors, which was filed as Exhibit 10.50 to the Company’s Amendment No. 1 to Annual Report on Form 10-K/A for the year ending December 31, 2018, which was filed with the Securities and Exchange Commission on April 30, 2019.

The description of the terms of the Agreement set forth in Item 1.01 above are incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Cooperation Agreement, dated as of May 1, 2019, among Adverum Biotechnologies, Inc., The Sonic Fund II, L.P. and Lawrence Kam

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVERUM BIOTECHNOLOGIES, INC.

Date: May 2, 2019	By:	/s/ Leone Patterson
Leone Patterson, Chief Executive Officer